As filed with the Securities and Exchange Commission on January 27, 2025

Registration No. __________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

___________________

Sphere 3D Corp.

(Exact Name of Registrant as Specified in Its Charter)

___________________

Ontario, Canada	98-1220792
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

 243 Tresser Blvd, 17th Floor

Stamford, Connecticut 06901
(Address, Including Zip Code, of Principal Executive Offices)

___________________

Sphere 3D Corp. Second Amended and Restated 2015 Performance Incentive Plan

(Full Title of the Plan)

___________________

CCS Global Solutions, Inc.
500 Seventh Avenue, Office 12B101
New York, NY 10018
(917) 566-7046

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

___________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

__________________________

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents of the Company filed with the U.S. Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

(a) The Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2023, filed with the Commission on March 13, 2024;

(b) The Company's Quarterly Reports on Form 10-Q for its fiscal quarters ended March 31, 2024, June 30, 2024 and September 30, 2024, filed with the Commission on May 13, 2024, August 13, 2024 and November 14, 2024, respectively;

(c) The Company's Current Reports on Form 8-K, filed with the Commission on January 4, 2024, January 19, 2024, March 1, 2024, March 20, 2024, March 21, 2024, March 26, 2024, March 29, 2024, May 15, 2024, October 11, 2024, November 18, 2024, November 21, 2024 and January 3, 2025;

(d) The description of the Company's Common Shares contained in Exhibit 4.1 to its Annual Report on Form 10-K for its fiscal year ended December 31, 2023, filed with the Commission on March 13, 2024; and

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.  Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Under the Business Corporations Act (Ontario) (the "OBCA"), the Company may indemnify a director or officer, a former director or officer or another individual who acts or acted at the Company's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company or another entity on condition that (i) the individual acted honestly and in good faith with a view to the Company's best interests or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Company's request, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual also had reasonable grounds for believing that his or her conduct was lawful. Further, the Company may, with court approval, indemnify an individual described above in respect of an action by or on the Company's behalf or other entity to obtain a judgment in its favor, to which the individual is made a party because of the individual's association with the Company or another entity, against all costs, charges and expenses reasonably incurred by the individual in connection with such action if the individual fulfills condition (i) above. An individual as described above is entitled as a matter of right to indemnification from the Company in respect of all costs, charges and expenses reasonably incurred by such individual in connection with the defense of any civil, criminal, administrative, investigative or other proceedings to which such individual is subject if he or she was not judged by a court or other competent authority to have committed any fault or omitted to do anything that he or she ought to have done, and has fulfilled conditions (i) and (ii) above.

In accordance with the OBCA, the Company has agreed to indemnify each of the Company's directors and officers against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative action or proceeding in which such individual is involved by reason of his or her association with the Company or another entity if such individual acted honestly and in good faith with a view to the best interests of the Company or such other entity, and such individual had reasonable grounds for believing that his or her conduct was lawful.

The Company maintains a policy of directors' and officers' liability insurance, which insures directors and officers for losses, subject to deductibles and exclusions, as a result of claims against the Company's directors and officers in their capacity as directors and officers and also reimburses the Company for payments made pursuant to the indemnity provisions under the Company's bylaws and the OBCA.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

4	Sphere 3D Corp. Second Amended and Restated 2015 Performance Incentive Plan. (Incorporated by reference to Exhibit 4 to the Company's Registration Statement on Form S-8, filed with the Commission on May 31, 2024 (Commission File No. 333-279866)).

5	Opinion of Meretsky Law Firm.

23.1	Consent of MaloneBailey, LLP.

23.2	Consent of Meretsky Law Firm (included in Exhibit 5).

24	Power of Attorney (included in this Registration Statement under "Signatures").

107	Filing Fee Table.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

 (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

 (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

 (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on January 27, 2025.

SPHERE 3D CORP.

By:	/s/ Kurt Kalbfleisch
Kurt Kalbfleisch
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Patricia Trompeter and Kurt Kalbfleisch, or either one or both of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Patricia Trompeter Patricia Trompeter	Chief Executive Officer and Director (Principal Executive Officer)	January 27, 2025

/s/ Kurt Kalbfleisch Kurt Kalbfleisch	Chief Financial Officer (Principal Financial and Accounting Officer)	January 27, 2025

/s/ Timothy Hanley Timothy Hanley	Director	January 27, 2025

/s/ Susan Harnett Susan Harnett	Director	January 27, 2025

/s/ Duncan McEwan Duncan McEwan	Director	January 27, 2025

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this registration statement in the City of San Diego, State of California on January 27, 2025.

AUTHORIZED U.S. REPRESENTATIVE

By:	/s/ Kurt Kalbfleisch
Kurt Kalbfleisch
Chief Financial Officer